EXHIBIT 12
                           BellSouth Telecommunications, Inc.
                        Computation Of Earnings To Fixed Charges
                                  (Dollars In Millions)






                                                   For the Three Months
                                                     Ended March 31,
                                                           2000
1. Earnings

   (a) Income from continuing
       operations before deductions
       for taxes and interest                           $   1,314

   (b) Portion of rental expense
       representative of interest
       factor                                                  11

        TOTAL                                           $   1,325

2. Fixed Charges

   (a) Interest                                        $      171

   (b) Portion of rental expense
       representative of interest
       factor                                                  11

         TOTAL                                         $      182

   Ratio (1 divided by 2)                                    7.28